            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated November 20, 2009 on the financial statements of the Seligman California Municipal High-Yield Fund and Seligman California Municipal Quality Fund of the Seligman Municipal Series Trust included in the Annual Reports for the period ended September 30, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, No. 2-92569) of the Seligman Municipal Series Trust.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 24, 2009